As filed with the Securities and Exchange Commission on January 23, 2025

 Registration No. 333-231603

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Guardion Health Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-4428421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2925 Richmond Avenue, Suite 1200

Houston, Texas 77098

(800) 873-5141

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Goldstone

Interim Chief Executive Officer and Interim President

Guardion Health Sciences, Inc.

2925 Richmond Avenue, Suite 1200

Houston, Texas 77098

(800) 873-5141

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

David I. Sunkin, Esq.

Edward Welch, Esq.

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067

(310) 228-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Commission File No. 333-231603) (the “Registration Statement”) of Guardion Health Sciences, Inc. (the “Registrant”) is being filed to terminate all offerings under the Registration Statement and to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), together with any and all other securities registered thereunder but unsold as of the date hereof.

On October 1, 2024, the Registrant announced its intention to delist its Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On October 11, 2024, the Registrant filed a Form 25 with the Securities and Exchange Commission and the Nasdaq Stock Market under the Exchange Act relating to the delisting of its Common Stock and to suspend trading of its Common Stock on the Nasdaq Capital Market prior to the opening of trading on October 15, 2024. The official delisting of the Registrant’s Common Stock became effective on October 21, 2024. On October 30, 2024, the Registrant filed its certificate of dissolution with the Secretary of State of the State of Delaware, which was effective upon filing. As of October 30, 2024, the Registrant closed its stock transfer books, and record holders of shares of the Registrant’s Common Stock ceased to have any rights in respect of such shares of Common Stock, except the right to receive distributions, if any, pursuant to and in accordance with the Registrant’s Plan of Liquidation and Dissolution and under the General Corporation Law of the State of Delaware (the “DGCL”). In accordance with the DGCL, as of October 30, 2024, stockholders are prohibited from transferring record ownership of their shares of Common Stock, except by will, intestate succession, operation of law or upon dissolution of such record holder or its successors.

In connection with the Registrant’s voluntary decision to delist and to dissolve in accordance with a plan that was approved by the stockholders of the Company in May 2024, the Registrant has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment is made pursuant to an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Registrant, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 23rd day of January 2025.

GUARDION HEALTH SCIENCES, INC.

By:	/s/ Mark Goldstone
Mark Goldstone
Interim Chief Executive Officer, Interim President and Director

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.